FOR IMMEDIATE RELEASE Investor and Media Inquiries: Lisa Mueller THQ Inc. Investor Relations 818/871-5125

THQ REPORTS FISCAL 2013 SECOND QUARTER RESULTS

AGOURA HILLS, Calif., Nov. 5, 2012 -- THQ Inc. (NASDAQ: THQI) today reported financial results for the second quarter ended September 30, 2012.

(in millions, except per share data)	For the Three Months Ended September 30,
	2012	2011
Net Sales - GAAP	$107.4	$146.0
Net Sales - Non-GAAP	$91.8	$119.6
Net Loss - GAAP	$(21.0)	$(92.4)
Net Loss - Non-GAAP	$(12.1)	$(46.9)
Diluted Loss Per Share - GAAP	$(3.06)	$(13.52)
Diluted Loss Per Share - Non-GAAP	$(1.76)	$(6.86)

Fiscal 2013 Second Quarter Financial Highlights and Recent Developments

•	Q2 Non-GAAP net sales were $91.8 million, compared to guidance of $75 million to $85 million.

•
Q2 Non-GAAP net loss per share was ($1.76), compared to guidance of ($3.50) to ($4.50). Net loss per share amounts for the current and prior period were adjusted for the 1-for-10 reverse split of the company's common stock effected on July 5, 2012.

•	The company's digital revenues for the second quarter of fiscal 2013 were $19.1 million, or approximately 21 percent of non-GAAP net sales, a 34 percent increase from $14.3 million one year ago.

•
The company ended the quarter with $36.3 million in cash and equivalents, and outstanding borrowings of $21.0 million on its credit facility. The company's total liquidity at quarter end was in line with internal expectations.

•	A reconciliation of GAAP to non-GAAP results is provided in the accompanying financial tables, and a supplemental consolidated reconciliation can be found at http://investor.thq.com.

•	Darksiders® II received highly-favorable critical reviews at launch, achieving an average Metacritic score of 83. The company shipped 1.4 million units of the title in the second quarter.

Product Slate

THQ announced today that South Park™: The Stick of Truth™ is now planned for launch worldwide in early fiscal 2014. South Park: The Stick of Truth had previously been slated for release on March 5, 2013.

Additional changes to fiscal 2013 release dates include those for Company of Heroes® 2 and Metro: Last Light, both of which are expected to ship in March, later than initially planned.

“When I joined THQ the company made a public commitment to quality titles. We always expected that in some cases this would mean that more time would be needed to make sure that every title is of the highest possible quality,” said Jason Rubin, THQ's President. “Our fourth quarter releases are the first titles that I have had the ability to materially impact, and experience told me that the games needed additional development time to be market-ready.

“I believe South Park's market opportunity is significant. It is shaping up to be one of the most anticipated titles of calendar 2013. It is also an expansive title, encompassing multiple television seasons' worth of content. We have been working closely with the co-creators of South Park, Matt Stone and Trey Parker, to make sure all of the game's content performs to the high standards of the TV show, and this takes time. THQ is committed to giving gamers no less than the rich South Park game they have been waiting for and deserve.

“We are also inspired by the potential for Metro: Last Light and Company of Heroes 2. I believe Metro: Last Light is a title that should set standards for visuals with its stunning atmosphere, unique location and cutting-edge style. Company of Heroes was one of the highest rated RTS titles in history, and Relic insists that the sequel live up to its pedigree. Giving both of these titles time to reach their full potential is the right thing to do for the products.

“THQ is excited about our position and pipeline of games beyond fiscal 2013, including the sequel for Saints Row: The Third, Homefront 2 and the as-yet-unannounced game from Turtle Rock Studios. In total we have ten titles in development for fiscal 2014 and later, almost all of which are based on our own IP. We intend to announce more details about our future slate in the coming months.

“I firmly believe releasing our fourth quarter titles without extra time for polish in the current environment would lead to underperformance that could in turn lead to future additional capital shortfalls.  But extending development schedules in order to make the best possible titles also has financial implications.  Yet there can be no doubt which path has the greatest chance of leading to the long-term success of the company.  We must follow the course that generates the highest quality games, and will establish THQ as a mark of quality for the consumer," concluded Rubin.

“Clearly, THQ faces a number of opportunities and challenges,” added Brian Farrell, THQ's Chairman and CEO. “I am confident about the opportunities that lie in our robust slate of games and in our studios. But we also face challenges operating with limited capital resources in the highly competitive market for games, and we are working diligently to resolve those challenges.”

Company Exploring Strategic Alternatives

The calendar movement for the release of games will likely create a need for additional capital. THQ has engaged Centerview Partners LLC to assist the company in evaluating strategic and financing alternatives intended to improve THQ's overall liquidity, including raising additional capital, preserve the company's ability to bring the best possible games to market during the most advantageous release windows and to help address the $100 million 5% convertible senior notes due August 2014. There can be no assurance that the evaluation of strategic and financing alternatives will result in a transaction or financing, or that, if completed, said transaction and/or financing will be on attractive terms. THQ does not intend to disclose developments with respect to the progress of its evaluation of strategic and financing alternatives until such time as the Board of Directors approves or completes a transaction or otherwise deems further disclosure appropriate.

Guidance

The company is suspending net sales and earnings guidance, and withdrawing its previous guidance for fiscal 2013.

Investor Conference Call

THQ will host a conference call to discuss the information in this press release today at 2:00 p.m. Pacific/5:00 p.m. Eastern. Please dial (877) 356-8075 domestic or (706) 902-0203 international, conference ID 41908751, to listen to the call or visit the THQ Inc. Investor Relations Home page at http://investor.thq.com. The online archive of the broadcast will be available approximately two hours after the live call ends. In addition, a telephonic replay of the conference call will be provided approximately two hours after the live call ends through November 7, 2012 by dialing (855) 859-2056 domestically, or (404) 537-3406 internationally, conference ID 41908751.

Non-GAAP Financial Measures

In addition to results determined in accordance with GAAP, the company discloses certain non-GAAP financial measures that exclude the impact of the following:

•	stock-based compensation expense,

•	certain deferred revenue and related costs,

•	business realignment and related expenses,

•	capitalized interest, and

•	other significant charges and benefits.

Non-GAAP results also include the impact of any foreign currency fluctuations on available-for-sale investment securities, when classified in equity for GAAP purposes.

For non-GAAP purposes, the company uses a fixed, long-term projected tax rate of 15% to evaluate its operating performance, as well as to forecast, plan and analyze future periods.

THQ may consider whether other significant items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses. The company excludes these items from its non-GAAP financial measures primarily because its management does not believe they reflect the company's primary business, ongoing operating results or future outlook. THQ's management believes that the use of non-GAAP financial measures provides meaningful supplemental information regarding its financial condition and results of operations, and helps investors compare actual results to its long-term operating goals as well as to its performance in prior periods. The non-GAAP financial measures included in this earnings release have been reconciled to the comparable GAAP results in the accompanying tables, and should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

In addition to the reasons stated above, which are generally applicable to each of the items THQ excludes from its non-GAAP financial measures, the company's management uses certain of the non-GAAP financial measures for the following reasons:

Stock-Based Compensation. THQ does not consider stock-based compensation charges when evaluating the performance of its business or formulating its operating plans. Stock-based compensation charges are subject to significant fluctuation outside of the control of management due to the variables used to estimate the fair value of a share-based payment, such as THQ's stock price, interest rates and the volatility of the company's stock price. Further, when considering the impact of equity award grants, THQ places a greater emphasis on the use of such grants as retention tools for long-term stockholder value creation, as well as overall stockholder dilution, rather than the accounting charges associated with such grants.

Deferred Revenue/Costs. The company defers revenue and related costs from the sale of certain titles that have undelivered elements upon the sale of the game, such as online services, and recognizes that revenue upon the delivery of the undelivered elements or over the estimated service period as applicable. As there is no impact to its operating cash flow, THQ's management excludes the impact of deferred net revenue and related costs when evaluating the company's operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. In addition, the company believes these measures provide a more timely indication of trends in its business, provide comparability with the way its business is measured by analysts, and consistency with industry data sources.

Business Realignment and Related Expenses. Although THQ has incurred business realignment expenses in the past, each charge relates to a discrete event based on a unique set of business objectives. THQ's management does not believe these charges reflect the company's primary business, ongoing operating results or future outlook. As such, the company believes it is appropriate to exclude these expenses and related charges from its non-GAAP financial measures.

Impact of Capitalized Interest. The company capitalizes interest expense and other financing costs as a component of capitalized software development. THQ's management considers interest cost to be a financing cost in the period in which it is incurred, and thus excludes the impact of the capitalization of interest costs to software development and the subsequent amortization expense when evaluating the company's operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team.

Other significant charges and benefits. THQ does not consider certain significant charges and benefits that are related to discrete events or market conditions to be indicative of ongoing operating results or future outlook. As a result, the company believes it is appropriate to exclude expenses and benefits such as legal settlements or market-related impairments, from its non-GAAP financial measures.

Fiscal Periods
The company's fiscal year ends on the Saturday nearest March 31st. For simplicity, all fiscal periods are presented as ending on a calendar month end. THQ's fiscal 2013 second quarter ended on September 29, 2012, and its fiscal 2012 second quarter ended on October 1, 2011.

About THQ

THQ Inc. (NASDAQ: THQI) is a leading worldwide developer and publisher of interactive entertainment software. The company develops its products for all popular game systems, personal computers, wireless devices and the Internet. Headquartered in Los Angeles County, California, THQ sells product through its network of offices located throughout North America and Europe. More information about THQ and its products may be found at http://www.thq.com/. THQ, Company of Heroes, Darksiders II, Metro: Last Light, Saints Row, Saints Row: The Third and their respective logos are trademarks and/or registered trademarks of THQ Inc.

All other trademarks are property of their respective owners.

THQ Inc. Caution Concerning Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the business of THQ Inc. and its subsidiaries (collectively referred to as "THQ"), including, but not limited to, estimated product release dates and the exploration of strategic and financial alternatives. These statements are based upon management's current beliefs and certain assumptions made by management. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, business, competitive, economic, legal, political, and technological factors affecting the industry, operations, markets, products, or pricing.

Development of quality products requires substantial up-front expenditures and thus THQ expects to utilize a substantial portion of its existing cash and cash equivalents and other working capital to develop its upcoming products. In addition to its cash and cash equivalents, the company has an asset-based credit facility that provides up to $50.0 million in financing that the company has drawn against in order to fund its business operations. As described above, the company has delayed the release of South Park: The Stick of Truth, which was originally scheduled for release on March 5, 2013, to early fiscal 2014 due to the need for additional development time and the release of Company of Heroes 2 and Metro: Last Light, both of which are expected to ship later in the fourth quarter of fiscal 2013 than were initially planned. Because of the calendar movement for the release of games, the company will likely need to raise additional capital, and may need to defer and/or curtail currently planned expenditures, cancel projects currently in development, sell assets, and/or pursue additional funding or additional external sources of liquidity, which may not be available on financially attractive terms. To assist with this, THQ has engaged Centerview Partners LLC to assist the company in evaluating strategic and financial alternatives intended to improve its overall liquidity and preserve its ability to bring games to market during advantageous release windows and to help address its $100 million 5% convertible senior notes due August 2014. There can be no assurance that the evaluation of strategic and financing alternatives will result in a transaction or financing, or that, if completed, said transaction and/or financing will be on attractive terms. THQ's inability to successfully complete a transaction or financing on attractive terms would have a material adverse impact on the company's ability to comply with the requirements of its credit and debt facilities and to sustain its operations.
Readers should carefully review the risk factors and the information that could materially affect THQ's financial results, described in other documents that THQ files from time to time with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal period ended March 31, 2012, and subsequent Quarterly Reports on Form 10-Q, and particularly the discussion of trends and risk factors set forth therein. Unless otherwise required by law, THQ disclaims any obligation to update its view on any such risks or uncertainties or to revise or publicly release the results of any revision to these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FINANCIAL TABLES TO FOLLOW
# # #

THQ Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011

Net sales	$107,357	$146,004	$241,044	$341,157
Cost of sales:
Product costs	36,379	57,986	74,865	125,049
Software amortization and royalties	37,788	77,893	75,141	142,813
License amortization and royalties	4,179	23,156	9,928	31,295
Total cost of sales	78,346	159,035	159,934	299,157

Gross margin	29,011	(13,031)	81,110	42,000
Operating expenses:
Product development	11,583	27,954	20,878	58,143
Selling and marketing	27,324	37,765	41,963	88,441
General and administrative	9,809	12,037	19,941	24,086
Restructuring	(297)	6,082	1,092	5,942
Total operating expenses	48,419	83,838	83,874	176,612

Operating loss	(19,408)	(96,869)	(2,764)	(134,612)
Interest and other income (expense), net	700	2,467	(53)	2,910
Loss before income taxes	(18,708)	(94,402)	(2,817)	(131,702)
Income taxes	2,272	(2,017)	2,778	(872)
Net loss	$(20,980)	$(92,385)	$(5,595)	$(130,830)

Loss per share — basic	$(3.06)	$(13.52)	$(0.82)	$(19.15)
Loss per share — diluted	$(3.06)	$(13.52)	$(0.82)	$(19.15)

Shares used in per share calculation — basic	6,854	6,834	6,853	6,833
Shares used in per share calculation — diluted	6,854	6,834	6,853	6,833

Presentation gives effect to the Reverse Stock Split, which occurred on July 5, 2012.

THQ Inc. and Subsidiaries
Reconciliation of GAAP net loss to Non-GAAP net loss (a)
(In thousands, except per share data)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2012	2011	2012	2011
Net sales	$107,357	$146,004	$241,044	$341,157
Changes in deferred net revenue	(15,559)	(26,394)	(110,721)	(80,308)
Non-GAAP net sales	$91,798	$119,610	$130,323	$260,849

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2012	2011	2012	2011
Operating loss	$(19,408)	$(96,869)	$(2,764)	$(134,612)
Non-GAAP adjustments affecting operating loss:
Changes in deferred net revenue	(15,559)	(26,394)	(110,721)	(80,308)
Changes in deferred cost of sales	19,762	18,757	67,109	28,155
Business realignment and related expenses (b)	1,552	44,173	5,949	48,864
Stock-based compensation	813	1,708	1,428	3,339
Amortization of capitalized interest (c)	1,194	1,538	2,034	2,734
Product development cost reimbursement	(625)	—	(625)	—
Total non-GAAP adjustments affecting operating loss	7,137	39,782	(34,826)	2,784
Non-GAAP operating loss	$(12,271)	$(57,087)	$(37,590)	$(131,828)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2012	2011	2012	2011
Net loss	$(20,980)	$(92,385)	$(5,595)	$(130,830)
Non-GAAP adjustments:
Non-GAAP adjustments affecting operating loss	7,137	39,782	(34,826)	2,784
Capitalized interest expense (c)	(1,670)	(1,421)	(3,164)	(2,830)
Business realignment expenses (b)	(955)	913	(834)	913
Income tax adjustments (d)	4,403	6,252	9,025	18,753
Non-GAAP net loss	$(12,065)	$(46,859)	$(35,394)	$(111,210)

Non-GAAP loss per share — diluted (e)	$(1.76)	$(6.86)	$(5.17)	$(16.28)
___________________
Notes:

(a)	See explanation above regarding the company's practice on reporting non-GAAP financial measures.

(b)
Business realignment and related expenses in the three months ended September 30, 2012 reflect actions taken through September 30, 2012 and include: $1.8 million of cash charges for severance and other employee-related costs and a benefit of $1.2 million related to changes in estimates related to contract and lease terminations, as well as long-lived asset write-offs and other adjustments.

(c)	Represents interest expense capitalized to software development and subsequent amortization.

(d)	For non-GAAP purposes, the company uses a fixed, long-term projected tax rate of 15% to evaluate its operating performance, as well as to forecast, plan and analyze future periods.

(e)
Non-GAAP loss per share presentation gives effect to the Reverse Stock Split, which occurred on July 5, 2012, and has been calculated using diluted shares before applying the “if-converted” method relative to the Notes issued in August 2009.

THQ Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
(In thousands)

	September 30, 2012	March 31, 2012
ASSETS
Cash and cash equivalents	$36,269	$75,977
Accounts receivable, net of allowances	6,730	15,994
Inventory	12,382	18,485
Licenses	10,209	21,927
Software development	80,738	105,220
Deferred income taxes	4,656	5,732
Income taxes receivable	339	687
Prepaid expenses and other current assets	16,435	46,011
Total current assets	167,758	290,033
Property and equipment, net	22,890	22,132
Licenses, net of current portion	37,380	42,594
Software development, net of current portion	23,216	25,348
Other long-term assets, net	14,170	12,687
TOTAL ASSETS	$265,414	$392,794

LIABILITIES AND EQUITY
Accounts payable	$57,430	$42,905
Accrued and other current liabilities	49,794	83,693
Deferred revenue, net	33,958	144,686
Secured credit line	21,000	—
Total current liabilities	162,182	271,284
Other long-term liabilities	44,407	53,837
Convertible senior notes	100,000	100,000
Total liabilities	306,589	425,121
Total stockholders' deficit	(41,175)	(32,327)
TOTAL LIABILITIES AND EQUITY	$265,414	$392,794

THQ Inc. and Subsidiaries
Unaudited Supplemental Financial Information
(In thousands)

	Three Months Ended				Six Months Ended
Platform Revenue Mix	September 30, 2012		September 30, 2011		September 30, 2012		September 30, 2011
Consoles
Microsoft Xbox 360	$38,240	41.6%	$36,098	30.2%	$52,220	40.1%	$87,640	33.6%
Sony PlayStation 3	35,804	39.0	28,115	23.5	45,665	35.0	63,897	24.5
Nintendo Wii	58	0.1	15,503	13.0	3,254	2.5	34,527	13.2
Sony PlayStation 2	445	0.5	1,292	1.1	729	0.6	2,311	0.9
	74,547	81.2	81,008	67.8	101,868	78.2	188,375	72.2
Handheld
Nintendo Dual Screen	2,233	2.4	17,677	14.8	5,700	4.4	38,961	14.9
Sony PlayStation Portable	582	0.6	1,974	1.6	1,223	0.9	4,096	1.6
Wireless	429	0.5	730	0.6	850	0.6	1,466	0.6
	3,244	3.5	20,381	17.0	7,773	5.9	44,523	17.1

PC	14,007	15.3	18,221	15.2	20,682	15.9	27,951	10.7
Non-GAAP net sales	91,798	100.0%	119,610	100%	130,323	100.0%	260,849	100.0%
Changes in deferred net revenue	15,559		26,394		110,721		80,308
Net sales	$107,357		$146,004		$241,044		$341,157

Geographic Revenue Mix
Domestic	$53,460	58.2%	$68,757	57.5%	$76,785	58.9%	$156,500	60.0%
Foreign	38,338	41.8	50,853	42.5	53,538	41.1	104,349	40.0
Non-GAAP net sales	91,798	100.0%	119,610	100.0%	130,323	100.0%	260,849	100.0%
Changes in deferred net revenue	15,559		26,394		110,721		80,308
Net sales	$107,357		$146,004		$241,044		$341,157